News Release
NYSE: MYE

Contact(s):
Donald A. Merril, Vice President &
Chief Financial Officer, (330) 253-5592

Max Barton, Director, Corporate Communications
& Investor Relations, (330) 761-6106

Myers Industries Reports Results for the 2007 First Quarter
Results from Continuing Operations Deliver Record Net Sales, Net Income, and EPS

FOR IMMEDIATE RELEASE: April 27, 2007, Akron, Ohio--Myers Industries, Inc.
(NYSE: MYE) today announced that net sales from continuing operations for the first quarter ended March 31, 2007, increased 20 percent to $246.5 million, as compared to net sales of $205.7 million reported for the first quarter of 2006.

Net income from continuing operations for the first quarter of 2007 increased 47 percent to $14.7 million, as compared to $10.0 million for the first quarter of 2006. During the first quarter of 2007, the Company completed the sale of its European Material Handling businesses (discontinued operations), which resulted in a gain of $17.8 million as reported in income from discontinued operations, net of tax. Total net income for the first quarter of 2007, including discontinued operations, was $32.5 million, or $0.93 per basic and diluted common share.

Net income per share from continuing operations for the first quarter of 2007 increased 45 percent to $0.42 per basic and diluted share, as compared to $0.29 per basic and diluted share for the first quarter of 2006.

Contributions in the first quarter of 2007 from the acquisition of ITML Horticultural Products Inc. (ITML) increased net sales by $44.8 million, net income by $2.2 million, and net income per share by $0.06. The purchase of strategic assets from Schoeller Arca Systems, Inc. North America (SAS), which was completed in March 2007, did not have a material impact on sales or net income in the first quarter.

John C. Orr, president and chief executive officer, said, "Our performance in the first quarter was strong, driven by favorable product mix across our segments, continued focus on strategic selling within our markets, and enhancements to improve productivity and workflow in our operations. We will be working to continue our growth momentum for the rest of 2007. However, we are cautious about our outlook as industrial, automotive, and other markets are showing signs of sluggish growth this year, and sales of OE commercial truck vehicles are forecasted to drop off sharply."

Gross Margins, SG&A Expenses for the 2007 First Quarter
Gross margin from continuing operations for the first quarter of 2007 increased to 29.9 percent of net sales from 26.3 percent for the first quarter of 2006. The first quarter of 2007 represents the fifth consecutive quarter for gross margin improvement over the prior year's comparable quarter. Selling and administrative expenses from continuing operations for the first quarter of 2007 increased as a percent of sales to 19.0 percent from 16.7 percent for the first quarter of 2006.

This increase was due primarily to higher selling expenses, including freight; compensation and benefits; and professional fees.

Business Segment Results: Continuing Operations for the 2007 First Quarter

Distribution Segment
In the Distribution Segment, net sales were $46.4 million for the first quarter of 2007, comparatively flat versus $46.5 million in the first quarter of 2006. This sales performance was due primarily to slowness throughout many of the segment's markets, driven by soft demand for replacement passenger and truck tires, while retread tire markets were soft due in part to escalating fuel prices.

Income before taxes in the Distribution Segment was $4.5 million for the first quarter of 2007, a decrease of 6 percent as compared to $4.8 million in the first quarter of 2006. The key factors influencing profitability in this segment were increased operating expenses associated with productivity initiatives and compensation, as well as higher selling expenses.

North American Material Handling Segment
In the North American Material Handling Segment, net sales for the first quarter of 2007 were $66.5 million, an increase of 7 percent as compared to $62.0 million in the first quarter of 2006. Contributions from the SAS asset purchase did not have a material impact on net sales for the quarter. Net sales benefited from strong demand in many of the segment's niche markets, including agriculture, and a favorable mix of higher value container systems with customers.

Income before taxes in the North American Material Handling Segment was $14.9 million for the first quarter of 2007, an increase of 77 percent as compared to $8.4 million in the first quarter of 2006. Contributions from the SAS asset purchase did not have a material impact for the quarter. The key factors influencing first quarter profitability include improved product mix, maintenance of strategic selling prices, and productivity gains.

Lawn and Garden Segment
In the Lawn and Garden Segment, net sales for the first quarter of 2007 were $93.9 million, an increase of 82 percent as compared to $51.5 million in the first quarter of 2006. Contributions from the acquisition of ITML increased net sales by $44.8 million. Sales performance was relatively flat compared to the first quarter of 2006, however reversed the sales decline experienced in the second half of 2006. The market will continue to re-balance itself this year, and the Company is in a strong position to deploy its resources to meet the industry's growth needs.

Income before taxes in the Lawn and Garden Segment was $10.8 million in the first quarter of 2007, an increase of 59 percent compared to $6.8 million in the prior year. Contributions from the acquisition of ITML increased income before taxes by approximately $3.5 million. The primary factors influencing first quarter profitability include favorable mix; pricing initiatives to manage raw material costs; and gains from cost controls, productivity, and continued streamlining.

Automotive and Custom Segment
In the Automotive and Custom Segment, net sales for the first quarter of 2007 were $45.2 million, a decrease of 13 percent as compared to $51.9 million in the first quarter of 2006. Targeting of strategic, niche-market customers with a higher-value product mix could not offset effects from the slowdown in automotive and heavy truck markets, and the effect of reduced housing starts on the waterworks market.

Income before taxes in the Automotive and Custom Segment was $2.7 million for the first quarter of 2007, a decrease of 29 percent as compared to $3.8 million in the first quarter of 2006. Profitability in the first quarter of 2007 was impacted by strategic selling initiatives, which reduced volumes, as well as costs associated with streamlining and productivity programs aimed at improving profitability over the long term.

Capital Expenditures and Total Debt
For the quarter ended March 31, 2007, capital expenditures from continuing operations were $1.7 million. Capital expenditures for the full year are expected to be in the range of $12 to $16 million. Depreciation and amortization from continuing operations was $8.7 million for the first quarter of 2007, as compared to $7.2 million in the first quarter of 2006.

Total debt at March 31, 2007, was $266.7 million, an increase of $65.2 million from $201.5 million at December 31, 2006. Total debt as a percentage of total capitalization was 47 percent at March 31, 2007, compared to 42 percent at December 31, 2006.

2007 Outlook
During the first quarter, the Company completed a major acquisition for its continued transformation and growth. The purchase of ITML, a strategic addition to the Lawn and Garden Segment, provides the Company with growth opportunities through expanded product lines, added manufacturing capabilities, and new sales channels and geographies. Integration of ITML and the resulting synergy programs across the Lawn and Garden Segment are in progress.

The Company is cautious in its outlook for the remainder of 2007. As of now, the Company is experiencing raw material inflation and some slowing in the overall industrial economy. The Company continues to shift business in the Automotive and Custom Segment into other niche markets, including marine and agriculture vehicles. In the Lawn and Garden Segment, the Company continues to assess its resources in line with the ongoing re-balancing in the floriculture / horticulture industry; production from growers in this segment may be more conservative this year to avoid excess shrink at retail, before a new growth pattern emerges.

Within its key business segments the Company remains focused on growth activities including product innovation, customer satisfaction, expansion of niche markets and improved cost structures through streamlining and productivity enhancements. Management believes that attention to these actions and other initiatives will continue to position Myers Industries for the future.

Conference Call Cancelled
As a result of the news release on Tuesday, April 24, 2007, that Myers Industries has signed a definitive agreement to be acquired by GS Capital Partners, there will be no conference call to discuss first quarter financial results. Prior to Tuesday's announcement, a call was planned.

About Myers Industries
Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largest wholesale distributor of tools, equipment, and supplies for the tire, wheel, and undervehicle service industry in the U.S. Myers Industries had record net sales from continuing operations of $780.0 million in 2006. Visit www.myersind.com to learn more.

Caution on Forward-Looking Statements: Statements in this release may include "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed "forward-looking." Words such as "expect," "believe," "project," "plan," "anticipate," "intend," "objective," "goal," "view," and similar expressions identify forward-looking statements. These statements are based on management's current views and assumptions of future events and financial performance and involve a number of risks and uncertainties, many outside of the Company's control, that could cause actual results to materially differ from those expressed or implied. Factors include, but are not limited to: changes in the markets for the Company's business segments; changes in trends and demands in the industries in which the Company competes; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; raw material availability, increases in raw material costs, or other production costs; future economic and financial conditions in the United States and around the world; the Company's ability to execute the components of its Strategic Business Evolution process; and other risks as detailed in the Company's 10-K and other reports filed with the Securities and Exchange Commission. Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein, which speak only as of the date made.

MYERS INDUSTRIES, INC. CONDENSED STATEMENTS OF INCOME
	Quarter Ended March 31,

	2007	2006

Net Sales	$246,470,531	$205,659,939
Cost of Sales	172,704,796	151,575,822
Gross Profit	73,765,735	54,084,117
Selling & Administrative Expenses	46,808,872	34,392,708
Operating Income	26,956,863	19,691,409
Interest Expense, Net	3,565,488	3,928,310
Income from Continuing Operations
Before Income taxes	23,391,375	15,763,099
Income Taxes	8,654,000	5,753,312
Net Income from Continuing Operations	14,737,375	10,009,787
Income from Discontinued Operations, Net of Tax	17,787,646	787,457
Net Income	$32,525,021	$10,797,243
Net Income Per Basic & Diluted Common Share
Continuing Operations	$0.42	$0.29
Discontinued Operations	0.51	0.02
Net Income Per Share	$0.93	$0.31
Average Common Shares Outstanding	35,091,541	34,874,580

CONDENSED STATEMENTS OF FINANCIAL POSITION
As of March 31, 2007 and 2006
	2007	2006

Assets
Current Assets	$317,891,628	$305,243,394
Other Assets	201,735,518	281,613,124
Property, Plant & Equipment	210,776,715	193,194,342
	$730,403,861	$780,050,860
Liabilities & Shareholders' Equity
Current Liabilities	$117,815,453	$128,686,685
Long-term Debt	263,658,681	249,733,628
Deferred Income Taxes	43,370,069	35,110,720
Other Liabilities	4,447,222	12,667,000
Shareholders' Equity	301,112,436	353,852,827
	$730,403,861	$780,050,860